Exhibit 99.1

Intrusion, Inc. Reports Fourth Quarter and Full Year 2022 Results

Intrusion Shield Gains Traction Year over Year

PLANO, Texas, March 6, 2023 (GLOBE NEWSWIRE) -- Intrusion Inc. (NASDAQ: INTZ), a leader in cyberattack prevention solutions, announced today financial results for the fourth quarter and full year ended December 31, 2022.

Recent Financial & Business Highlights:

•	Fourth quarter revenue of $1.4 million was down $0.2 million, or 12%, year-over-year.
•	Full year 2022 revenue of $7.5 million was up $0.3 million, or 3%, year-over-year.
•	Intrusion Shield revenues for the fourth quarter totaled $0.3 million, representing 22% of total revenues.
•	Intrusion Shield revenues for the full year 2022 totaled $1.2 million, representing 16% of total revenues.

“Intrusion improved its overall financial performance on nearly every standard financial metric during fiscal year 2022, capping an important year where we made progress along our financial, operational, and strategic objectives,” said Tony Scott, CEO of Intrusion. “Our top line fourth quarter results were not as we expected, primarily due to the loss of a single consulting contract in the fourth quarter. Fortunately, this contract carried a lower margin profile and the impact on our bottom line was not as pronounced. Shield revenues for the fourth quarter were $0.3 million, which was flat sequentially and up compared to the fourth quarter of 2021. This was disappointing, but understandable when taken in the context of the broader macroeconomic landscape. The demand remains strong for both the Shield On-Premise and the new products with several potential large deals in the pipeline.”

Mr. Scott continued, “We exited 2022 with positive momentum having rounded out the management team, enhanced the product branding and messaging, increased the stability and performance of the Shield appliance, and launched new products. The majority of the overhang that existed when I first joined the Company has been resolved and we are moving forward with a clear path forward to achieve our objectives.”

Fourth Quarter Financial Results

Revenue for the fourth quarter of 2022 was $1.4 million, a decrease of $0.7 million sequentially and $0.2 million compared with the fourth quarter of the prior year.

The gross profit margin was 63% for the fourth quarter of 2022, compared to 50% in the fourth quarter of 2021.

Operating expenses in the fourth quarter of 2022 were $5.4 million, an increase from $4.7 million in the comparable quarter of last year.

The net loss for the fourth quarter of 2022 was ($5.2) million, or ($0.25) per share, compared to a loss of ($3.8) million, or ($0.20) per share for the fourth quarter of 2021.

Full Year 2022 Financial Results

Revenue was $7.5 million for the full year ended December 31, 2022, an increase of $0.3 million compared to 2021.

The gross profit margin was 55% for the full year ended December 31, 2022, compared to 50% in 2021.

Operating expenses were $20.5 million in the full year ended December 31, 2022, a decrease from $23.2 million in 2021.

The net loss was ($16.2) million, or ($0.82) per share, for the full year ended December 31, 2022, compared to a loss of ($18.8) million, or ($1.05) per share in 2021.

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As of December 31, 2022, cash and cash equivalents were $3.0 million, down from $4.1 million on December 31, 2021. Subsequent to year end, the company amended the debt agreement with Streeterville whereby Streeterville agreed to waive their right to principal redemptions through March 31st. Additionally, in February, the company entered into a note purchase agreement with Streeterville in the amount of $1.4 million and a related security agreement whereby Intrusion granted a security interest in the employee retention tax credits due to the company under the Cares Act. Both the amendment to the existing agreement and the new note purchase agreement were entered into in order to provide a longer runway to secure financing on terms acceptable to the company. The company estimates it will require between $15 to $20 million in 2023 to fund its growth plan and financial commitments and that it will require a portion of those funds within the next 30 days. Although there can be no assurances that the company will be able to raise such funds on a timely basis or on satisfactory terms, the company is actively evaluating its financing options. Intrusion expects to obtain at least a portion of its 2023 financing needs through sales of its common stock in registered direct offerings and the use of its At-The-Market program.

Conference Call

Intrusion’s management will host a conference call today at 4:00 P.M., CST. Interested investors can access the live call by dialing 1-888-330-2041, or 1-646-960-0151 for international callers, and providing the following access code: 6774917. The call will also be webcast live LINK. For those unable to participate in the live conference call, a replay will be accessible beginning tonight at 7:00 P.M. CST until March 13, 2023, by dialing 1-800-770-2030, or 1-647-362-9199 for international callers, and entering the following access code: 6774917. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion, Inc. is a cybersecurity company based in Plano, Texas. The Company offers its customers access to its exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion IP addresses. After years of gathering global internet intelligence and working exclusively with government entities, the company released its first commercial product in 2021. Intrusion Shield is designed to allow businesses to incorporate a Zero Trust, reputation-based security solution into their existing infrastructure. Intrusion Shield observes traffic flow and instantly blocks known malicious or unknown connections from both entering or exiting a network to help protect against Zero-Day and ransomware attacks. Incorporating Intrusion Shield into a network can elevate an organization's overall security posture by enhancing the performance and decision-making of other solutions in its cybersecurity architecture.

Cautionary Statement Regarding Forward-Looking Information

This release may contain certain forward-looking statements, including, without limitation, our expectations for positive results from our recent sales, marketing, and strategic initiatives, our ability to close anticipated commercial transactions, our expected capital requirements and our financing expectations, which statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements speak only as of the date hereof. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, the risk that any financing fails to provide the needed capital for the Company to execute its current business strategies, the Company does not achieve the anticipated results from its current sales, marketing, operational, and product development initiatives, as well as risks that we have detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

IR Contact:

Alpha IR Group

Mike Cummings or Sam Cohen

INTZ@alpha-ir.com

Media Contact:
LaunchTech Communications
Sara Knott
sknott@golaunchtech.com
540-764-0043

Source: Intrusion, Inc.

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INTRUSION INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue	$1,444	$1,645	$7,529	$7,277
Cost of Revenue	540	826	3,354	3,621

Gross Profit	904	819	4,175	3,656

Operating Expenses:
Sales and marketing	2,025	1,559	6,510	10,935
Research and development	1,873	1,467	6,465	6,328
General and administrative	1,522	1,634	7,483	5,896

Operating Loss	(4,516)	(3,841)	(16,283)	(19,503)

Interest and Other Income	24	–	2,028	722
Interest Expense	(702)	(11)	(2,359)	(21)
Gain on Lease Termination	–	–	385	–

Net Loss	$(5,194)	$(3,852)	$(16,229)	$(18,802)
Net loss per share:
Basic	$(0.25)	$(0.20)	$(0.82)	$(1.05)
Diluted	$(0.25)	$(0.20)	$(0.82)	$(1.05)

Weighted average common shares outstanding:
Basic	20,854	18,885	19,791	17,992
Diluted	20,854	18,885	19,791	17,992

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INTRUSION INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$3,015	$4,100
Accounts receivable	530	1,034
Prepaid expenses and other assets	1,877	356
Total current assets	5,422	5,490
Noncurrent Assets:
Property and equipment:
Equipment	2,865	2,517
Capitalized software development	1,380	–
Furniture and fixtures	43	43
Leasehold improvements	78	67
Property and equipment, gross	4,366	2,627
Accumulated depreciation and amortization	(2,208)	(1,567)
Property and equipment, net	2,158	1,060
Finance leases, right-of-use assets, net	1,048	1,709
Operating leases, right-of-use assets, net	504	808
Other assets	143	166
Total noncurrent assets	3,853	3,743
TOTAL ASSETS	$9,275	$9,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$1,273	$718
Accrued expenses	446	534
Finance lease liabilities, current portion	667	644
Operating lease liabilities, current portion	294	935
Notes payable	10,114	–
Deferred revenue	455	560
Total current liabilities	13,249	3,391

Noncurrent Liabilities:
Finance lease liabilities, noncurrent portion	10	673
Operating lease liabilities, noncurrent portion	231	1,250
Total noncurrent liabilities	241	1,923

Commitments and Contingencies	–	–

Stockholders’ Equity:
Common stock $0.01 par value: Authorized shares – 80,000; Issued shares – 21,198 in 2022 and 19,135 in 2021; Outstanding shares – 21,188 in 2022 and 19,125 in 2021	212	191
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	92,304	84,230
Accumulated deficit	(96,326)	(80,097)
Accumulated other comprehensive loss	(43)	(43)
Total stockholders’ equity	(4,215)	3,919
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,275	$9,233

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